Exhibit 99

                 Madison Gas and Electric Company
             EXHIBIT INDEX TO FORM 8-K CURRENT REPORT
                        September 30, 1998
           MGE's Press Release Dated September 30, 1998


MGE Divests Nuclear Power to Protect Customers and Investors

Madison, Wis., Sept. 30, 1998--Madison Gas and Electric Co. (MGE) finalized an agreement to sell its share of the Kewaunee Nuclear Power Plant in a deal that will result in lower prices for MGE's customers and less risk for its investors, according to Senior Vice President - Energy Services Mark C. Williamson.

"After the sale occurs, our customers will see significant savings from replacing the power from Kewaunee with power from other options we have," Williamson said.

MGE has agreed to sell its share of the Kewaunee Plant (17.8%) to Wisconsin Public Service Corp. (WPSC). WPSC is also building a natural gas-fired combustion turbine for MGE. The 83-megawatt (MW) unit at West Marinette will serve MGE customers during peak times.

If approved by state and federal regulators, the transaction will close when the Kewaunee Plant is shut down for a major overhaul, currently scheduled for the spring of 2000. Two steam generators must be replaced at a cost of about
$90 million to keep the Kewaunee Plant operating through at least 2013. MGE's share of the steam generator cost would have been about $17 million.

MGE has opposed replacing the steam generators because its projections show that other lower-cost electricity could meet its customers' needs.

MGE has several options for replacing power from the Kewaunee Plant. The company will own more gas-fired generation after the deal closes with WPSC. MGE may also contract for power from:

- - Existing plants in Wisconsin that produce power at a much lower cost.
- - New generation that is being built in Wisconsin by independent companies.
- - Several sources outside of the state as transmission access improves.
- - WPSC, at set prices, for up to two years after the deal closes.

"New generation and transmission projects will expand our opportunities in the marketplace over the next two years," Williamson said. "We will carefully evaluate all options to achieve lower costs for customers, while maintaining high reliability."

Work is well under way on a new 180-MW gas-fired generating plant in eastern Wisconsin that will be on line by June 1999. Applications for up to another
825 MW of generating capacity that will produce power by June 2000 are currently before state regulators for approval.

By June 2000, the Public Service Commission expects to decide where transmission lines will be built in Wisconsin to ease constraints for importing power. The Wisconsin Reliability Act, passed earlier this year, also requires an Independent System Operator to be managing transmission lines in the state by June 2000. All of these factors will improve MGE's access to transmission lines and sources of lower-cost power, according to Williamson.

MGE is also getting out of the nuclear power business to eliminate financial risks for investors and customers when unexpected outages occur.

"The extended outage at the Kewaunee Plant in 1997 cost our shareholders and customers nearly $5 million above and beyond the budgeted repair costs," Williamson said. "We are eliminating this risk as well as future costs that could be incurred for relicensing the plant, meeting stricter regulations or decommissioning the plant."

"As a minority owner in the Kewaunee Plant, MGE is not in the driver's seat," Williamson said. "Divesting our interest in this plant will give us more flexibility to choose options that make sense for our customers and shareholders."

MGE is a public utility that generates, transmits and distributes electricity to 123,000 customers in Dane County. The company also transports and distributes natural gas to 107,000 customers in seven South Central and Western Wisconsin counties. MGE has served the Madison area since 1896.

                              # # #